Exhibit 10.4
Summary of PolyMedica Fiscal Year 2007 Bonus Plan
     On July 25, 2006, the Company’s Board of Directors (the “Board”), upon the recommendation of the Company’s Compensation Committee, approved the performance criteria constituting the Company’s Fiscal 2007 Bonus Plan (the “Plan”) for executive officers and other bonus-eligible employees.
     The Plan, which has not been formalized, contemplates the payment of a bonus equal to a portion of an employee’s or executive’s base salary upon completion of certain goals and objectives relative to the employee or executive, the overall financial performance of the Company and satisfaction of annual compliance standards relative to the Company’s status as a Medicare provider. The financial performance of the Company is measured by the Company’s earnings per share and overall growth.
     For senior executives of the Company, the Plan contemplates target bonus compensation ranging from 60% of base salary to 100% of base salary. In the event of exceptional Company financial performance, satisfaction of an executive’s personal goals and objectives and satisfaction of the Company’s annual compliance standards, an executive may earn as much as 130% to 200% of his or her target bonus.
     The Plan does not create a contractual right to any bonus payments. All bonus awards are subject to final approval by the Board, and the Board retains discretion to adjust bonus awards up or down based upon its business judgment.